EXHIBIT 99.1

KODIAK OIL & GAS CORP. ANNOUNCES 2014 CAPITAL BUDGET AND SALES VOLUME GUIDANCE; REPORTS OPERATIONS UPDATE AND BORROWING BASE REDETERMINATION

Highlights Include:

•	$940 Million Capital Budget

•	Company Expects to Increase Production Approximately 45% in 2014

•	Borrowing Base Increased to $1.35 Billion from $1.1 Billion

DENVER, December 18, 2013 - /PRNewswire/ - Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced that its Board of Directors has approved a $940 million 2014 capital expenditure (CAPEX) budget allocated solely to Williston Basin oil and gas activities.  The 2014 capital program is expected to drive an approximate 45% increase in year over year production volumes. Kodiak's 2014 capital budget is subject to, among other things, market conditions, oilfield services and equipment availability, commodity prices and drilling results.  The 2014 capital budget compares to Kodiak's 2013 capital expenditures of approximately $1.0 billion.

The Company has allocated $890 million of the 2014 CAPEX budget to the drilling and completion of approximately 100 net wells and $50 million for infrastructure build-out, and small acreage acquisitions.

Kodiak expects to fund the 2014 CAPEX budget from existing working capital, operating cash flows, and availability under its existing revolving credit facility.  At the contemplated level of investment, Kodiak believes that operational cash flows should closely align with capital expenditures in 2014 based on the current commodity price outlook. The Company’s cash flows are supported by an active hedging program. Kodiak currently has 2014 crude oil hedges in place on 26,150 barrels of oil per day at an average price of $93.29 per barrel.

The Company has budgeted seven operated drilling rigs in 2014, along with continued activity on its non-operated interests.  The Company actively monitors economic conditions and commodity pricing outlook and maintains ample flexibility to adjust the capital budget as warranted. Kodiak's high percentage of operated properties allows for the Company to adjust the drilling and completion program in reaction to economic conditions.  On its operated properties, Kodiak expects to continue to utilize one dedicated full-time, 24-hour completion crew, with access to a second 24-hour crew on an as-needed basis.

2013 & 2014 Sales Volumes Outlook

Kodiak expects to average 42,000 to 44,000 barrels of oil equivalent per day (BOE/d) in sales volumes for the full-year 2014, which equates to an approximate 45% year-over-year sales volume growth.

In early December, North Dakota and most of the country experienced unusually cold weather. The unexpected severity of the early season temperatures in North Dakota impacted the company’s December 2013 production and the timing of ongoing completion operations. While the impact of weather on production has not yet been fully quantified, the Company believes that full year 2013 production should be approximately 29,200 BOE/d.

Downspacing Update

Kodiak’s 12-well downspacing programs in the Polar and Smokey areas continue to meet Company expectations and continue to perform in line with production results from the Company’s earlier wells in the area. The 12 Polar area wells have reached a 120-

day average of 618 BOE/d. Based on the production curve to date, the Company expects that this pilot program will reach payout in approximately 18 months. The 12 Smokey area wells have reached 60 days of production with an average of 627 BOE/d, with the wells drilled in the Middle Bakken averaging 738 BOE/d while the wells drilled in the Three Forks are averaging 517 BOE/d.

Kodiak is currently completing the first of four, four-well pads in a drilling and spacing unit (DSU) to the east of the original Polar downspacing pilot. This 1,280-acre DSU will ultimately contain eight wells in the Middle Bakken and eight wells in the Three Forks, including two in the lower bench of the Three Forks. Kodiak expects to have all four of the pads completed and online in the summer of 2014.

Semi-Annual Credit Facility Redetermination

On December 6, 2013, the Company and its lending syndicate completed the semi-annual borrowing base redetermination of Kodiak’s revolving credit facility.  As a result, Kodiak and its lenders increased the Company's borrowing base to $1.35 billion from the previous $1.1 billion.  The Company's current borrowings under its credit facility are approximately $700 million resulting in estimated additional liquidity of $650 million.

Management Comment

Commenting on the 2014 capital budget, Lynn Peterson, Kodiak's Chairman and CEO, said:  "As we continue to move toward full-scale development of our core Williston Basin properties, we believe we are transitioning to a new chapter for Kodiak. Moving beyond the leasing, exploration, and delineation stages, we are excited to focus on development and maximizing recoveries and returns. A key objective is to determine the optimum spacing and development blueprint for our assets. We believe the 2013 pilot programs in Polar and Smokey moved us a long way towards making that determination and believe that our 2014 program should provide additional information toward the long-term framework for development, understanding that well bore density will vary throughout our acreage position. Our 2014 capital budget is a reflection of this philosophy and we will take a measured approach next year as we continue to optimize our development. The high quality of our core acreage position should continue to drive forward high rate of return wells and achieve very attractive production growth in 2014. This growth combined with our continued improvements in well costs and assuming current commodity prices, should allow us to fund most of the capital expenditures from operations.”

Upcoming Investor Conferences

Kodiak also today announced management's participation in upcoming investor conferences. If a webcast is available, links can be found on the Company's website at www.kodiakog.com.

Conference	City	Date	Time
Goldman Sachs Global Energy Conference	Miami, FL	January 8th, 2014	2:30PM ET
BMO Resources Conference	New York, NY	January 14th, 2014	8:30AM ET
Credit Suisse Energy Summit	Vail, CO	February 11th, 2014	TBD
SunTrust Play-by-Play Oil & Gas Conference	New York, NY	March 5th, 2014	TBD

About Kodiak Oil & Gas Corp.
Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company's common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements
This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company's expectations as to its growth and development, including trends in production, sales volumes, cash flow and reserves, the Company's expectations regarding capital expenditures and the availability of sufficient sources of capital, the Company's drilling and completion program, the Company’s expectations regarding the success and benefits of its downspacing programs and the impact of such programs on its long-term development. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075
Mr. Trevor P. Seelye, CFA, Director of Financial Planning & Investor Relations +1-720-399-3282